Exhibit 99.1

Frontier Communications
3 High Ridge Park
Stamford, CT 06905
203.614.5600
www.frontier.com

Frontier Communications Reports 2010 Third Quarter Results

• Achieved over $60 million of operating cost savings during the third quarter
• Estimated synergy cost savings by 2013 raised to $550 million
• Third quarter operating cash flow margin of 48%, as adjusted
• Third quarter dividend payout ratio of 55% of free cash flow
• Quarter over quarter improvements in access line and high-speed broadband units

Stamford, Conn., November 8, 2010 — Frontier Communications Corporation (NYSE:FTR) today reported third-quarter 2010 revenue of $1,403.0 million, operating income of $234.0 million and net income attributable to common shareholders of Frontier of $29.0 million, or $0.03 per share.  After excluding $78.5 million for acquisition and integration costs, net income attributable to common shareholders of Frontier for the third quarter of 2010 would have been $78.1 million, or $0.08 per share.

“Our Verizon transaction is off to a strong start with customer metrics stabilized, over $60 million of synergies realized during the third quarter, and broadband expansion to thousands of new homes and businesses,” said Maggie Wilderotter, Chairman & CEO of Frontier Communications. “Frontier’s local customer engagement and dedicated employees once again drove solid quarterly performance.  We made an excellent start toward our target of 85% broadband coverage, and we are increasing our synergy estimate to $550 million, all while generating healthy free cash flow that safely covered our $0.75 annual dividend.”

Revenue for the third quarter of 2010 was $1,403.0 million as compared to $526.8 million in the third quarter of 2009.  Revenue of $890.1 million is attributable to the acquired Verizon properties for the three months ended September 30, 2010.

Network access expenses and other operating expenses for the third quarter of 2010 were $750.5 million as compared to $247.5 million in the third quarter of 2009.  Network access expenses and other operating expenses of $514.1 million are associated with the acquired Verizon properties.

Depreciation and amortization for the third quarter of 2010 was $339.9 million as compared to $103.1 million in the third quarter of 2009. The third quarter of 2010 includes $127.1 million of depreciation expense and $114.7 million of amortization expense as a result of the acquired Verizon properties.

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Acquisition and integration costs of approximately $78.5 million ($0.05 per share after tax) were incurred and expensed during the third quarter of 2010, in connection with our acquisition of approximately 4.0 million access lines (as of July 1, 2010) from Verizon Communications Inc. (Verizon).  The third quarter costs were incurred in connection with transaction and deal closing costs, along with our activities to integrate the West Virginia operations, establish the systems capabilities for the video services (FiOS) and ongoing integration work.

Operating income for the third quarter of 2010 was $234.0 million and operating income margin was 16.7 percent as compared to operating income of $172.5 million and operating income margin of 32.7 percent in the third quarter of 2009.  The third quarter 2010 increase of $61.5 million is primarily the result of incremental operating income from the recently acquired Verizon properties, partially offset by higher acquisition and integration costs incurred in the third quarter of 2010.

Interest expense for the third quarter of 2010 was $166.6 million as compared to $96.6 million in the third quarter of 2009, a $70.0 million increase.  Interest expense was higher in 2010 due to higher debt levels.  On July 1, 2010, in connection with the Verizon transaction, we assumed $3.5 billion of additional debt.

Income tax expense for the third quarter of 2010 was $40.4 million as compared to $29.0 million in the third quarter of 2009, an $11.4 million increase.  In the third quarter of 2010, Frontier reduced certain deferred tax assets of approximately $12 million related to the Verizon transaction costs which were not tax deductible.  Prior to the closing of the Verizon transaction, these costs were deemed to be tax deductible as the Verizon transaction had not yet been successfully completed.

Net income attributable to common shareholders of Frontier was $29.0 million, or $0.03 per share, as compared to $52.2 million, or $0.17 per share, in the third quarter of 2009.  The third quarter of 2010 includes acquisition and integration costs of $78.5 million ($49.1 million or $0.05 per share after tax) and severance costs of $7.0 million ($4.3 million or $0.01 per share after tax).  The third quarter 2010 decrease is primarily the result of increased interest expense and income tax expense, partially offset by incremental operating income from the recently acquired Verizon properties.  The change in basic net income per share was primarily due to the lower net income, as discussed above, combined with the increase in weighted average shares outstanding as a result of the issuance of 678.5 million shares in connection with our acquisition of the Verizon properties.

At September 30, 2010, the Company had 3,538,100 residential customers and 381,000 business customers.

The Company had net reductions of approximately 5,000 high-speed internet customers since July 1, 2010, including 3,200 net additions for Frontier Legacy operations less 8,200 net losses for the acquired Verizon properties, and had 1,692,900 high-speed internet customers at September 30, 2010. The Company had net additions of approximately 11,100 video customers since July 1, 2010 and had 515,600 video customers at September 30, 2010.

Capital expenditures were $174.6 million for the third quarter of 2010 and $330.3 million for the first nine months of 2010, including $15.6 million for the third quarter of 2010 and $77.9 million for the first nine months of 2010 related to Verizon integration activities.

Operating cash flow, as adjusted and defined by the Company in the attached Schedule B, was $671.5 million for the third quarter of 2010 resulting in an operating cash flow margin of 47.9 percent.  Operating cash flow, as reported, of $573.9 million has been adjusted to exclude $78.5 million of acquisition and integration costs, $12.1 million of non-cash pension and other postretirement benefit costs, and $7.0 million of severance and early retirement costs for the third quarter of 2010.

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Free cash flow, as defined by the Company in the attached Schedule A, was $339.1 million for the third quarter of 2010 and $625.3 million for the first nine months of 2010.  The Company’s dividend represents a payout of 55 percent of free cash flow for the first nine months of 2010.

For the full year of 2010, the Company revised its previously reported expectations for capital expenditures and free cash flow, excluding acquisition/integration costs and capital expenditures, to be within a range of $500.0 million to $525.0 million and $830.0 million to $860.0 million, respectively.

Pro Forma Information
As a convenience to investors, the Company furnished today on a Current Report on Form 8-K unaudited pro forma combined historical financial and operating data for the Company, including financial and operating data for the acquired Verizon properties, updated to reflect the actual financial and operating data for the third quarter of 2010.

The Company uses certain non-GAAP financial measures in evaluating its performance. These include free cash flow and operating cash flow.  A reconciliation of the differences between free cash flow and operating cash flow and the most comparable financial measures calculated and presented in accordance with GAAP is included in the tables that follow. The non-GAAP financial measures are by definition not measures of financial performance under GAAP and are not alternatives to operating income or net income reflected in the statement of operations or to cash flow as reflected in the statement of cash flows and are not necessarily indicative of cash available to fund all cash flow needs.  The non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

The Company believes that the presentation of non-GAAP financial measures provides useful information to investors regarding the Company’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) together provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) presents measurements that investors and rating agencies have indicated to management are useful to them in assessing the Company and its results of operations.  In addition, the Company believes that free cash flow and operating cash flow, as the Company defines them, can assist in comparing performance from period to period, without taking into account factors affecting cash flow reflected in the statement of cash flows, including changes in working capital and the timing of purchases and payments.  The Company has shown adjustments to its financial presentations to exclude $78.5 million and $3.7 million of acquisition and integration costs in the third quarters of 2010 and 2009, respectively, and $125.9 million and $14.5 million of acquisition and integration costs in the first nine months of 2010 and 2009, respectively, because the Company believes that such costs in the third quarter and first nine months of 2010 are unusual, and that the magnitude of such costs in the third quarter and first nine months of 2010 materially exceed the comparable costs in the third quarter and first nine months of 2009.  In addition, the Company has shown adjustments to its financial presentations to exclude $12.1 million and $8.4 million of non-cash pension and other postretirement benefit costs in the third quarters of 2010 and 2009, respectively, and $24.2 million and $24.8 million of non-cash pension and other postretirement benefit costs in the first nine months of 2010 and 2009, respectively, and $7.0 million of severance and early retirement costs in the third quarter of 2010, and $7.7 million and $2.6 million of severance and early retirement costs in the first nine months of 2010 and 2009, respectively, because investors have indicated to management that such adjustments are useful to them in assessing the Company and its results of operations.

Management uses these non-GAAP financial measures to (i) assist in analyzing the Company’s underlying financial performance from period to period, (ii) evaluate the financial performance of its business units, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist management in understanding the Company’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  Management uses these non-GAAP financial measures in conjunction with related GAAP financial measures.

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These non-GAAP financial measures have certain shortcomings.  In particular, free cash flow does not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments and dividends are not deducted in determining such measure.  Operating cash flow has similar shortcomings as interest, income taxes, capital expenditures, debt repayments and dividends are not deducted in determining this measure.  Management compensates for the shortcomings of these measures by utilizing them in conjunction with their comparable GAAP financial measures.  The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast
The Company will host a conference call today at 9:00 A.M.. Eastern Time.  The conference call will be Webcast and may be accessed at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=66508&eventID=3354493

A telephonic replay of the conference call will be available for one week beginning at 11:00 A.M. Eastern time, November 8, 2010 via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the U.S. and Canada, at 719-457-0820, passcode 7326674.  A Webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications
Frontier Communications Corporation (NYSE: FTR) offers voice, High-Speed Internet, satellite video, wireless Internet data access, data security solutions, bundled offerings, specialized bundles for small businesses and home offices, and advanced business communications Access Solutions for medium and large businesses in 27 states and with approximately 14,800 employees. More information is available at www.frontier.com and www.frontier.com/ir.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s views and assumptions regarding future events and business performance.  Words such as “believe,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements.  Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  These risks and uncertainties are based on a number of factors, including but not limited to: limitations on the amount of capital stock that we can issue to make acquisitions or to raise additional capital during the two years after the Verizon transaction; our indemnity obligation to Verizon for taxes which may be imposed upon them as a result of changes in ownership of our stock may discourage, delay or prevent a third party from acquiring control of us during the two-year period following the Verizon transaction in a transaction that stockholders might consider favorable; our ability to successfully integrate the operations of the acquired Verizon properties into Frontier’s existing operations; the effects of increased expenses incurred due to activities related to the Transaction and the integration of the acquired Verizon properties; the risk that the growth opportunities and cost synergies from the Transaction may not be fully realized or may take longer to realize than expected; our ability to maintain relationships with customers, employees or suppliers; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product or service offerings and the risk that we will not respond on a timely or profitable basis; reductions in the number of our access lines that cannot be offset by increases in High-Speed Internet (HSI) subscribers and sales of other products and services; the  effects of ongoing changes in the regulation of the communications industry as a result of federal and state legislation and regulation; the effects of changes in the availability of federal and state universal funding to us and our competitors; the effects of competition from cable, wireless and other wireline carriers (through Voice over Internet Protocol (VOIP), DOCSIS 3.0, 4G or otherwise); our ability to adjust successfully to changes in the communications industry and to implement strategies for growth; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the availability, or increase the cost, of financing; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings, including our ability to offer bundled service packages on terms that are both profitable to us and attractive to customers; changes in accounting policies or practices adopted voluntarily or as required by generally accepted accounting principles or regulations; our ability to effectively manage our operations, operating expenses and capital expenditures, and to repay, reduce or refinance our debt; the effects of changes in both general and local economic conditions on the markets that we serve, which can affect demand for our products and services, customer purchasing decisions, collectability of revenues and required levels of capital expenditures related to new construction of residences and businesses; the effects of customer bankruptcies and home foreclosures, which could result in difficulty in collection of revenues and loss of customers; the effects of technological changes and competition on our capital expenditures and product and service offerings, including the lack of assurance that our network improvements will be sufficient to meet or exceed the capabilities and quality of competing networks; the effects of increased medical, retiree and pension expenses and related funding requirements; changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; the effects of state regulatory cash management policies on our ability to transfer cash among our subsidiaries and to the parent company; our ability to successfully renegotiate union contracts expiring in 2010 and thereafter; declines in the value of our pension plan assets, which would require us to make increased contributions to the pension plan in 2011 and beyond;  our ability to pay dividends on our common shares, which may be affected by our cash flow from operations, amount of capital expenditures, debt service requirements, cash paid for income taxes and liquidity; the effects of any unfavorable outcome with respect to any current or future legal, governmental or regulatory proceedings, audits or disputes; the possible impact of adverse changes to regulatory requirements imposed by various political bodies or other external factors over which we have no control; and the effects of severe weather events such as hurricanes, tornados, ice storms or other natural or man-made disasters.  These and other uncertainties related to our business are described in greater detail in our filings with the Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings.  We do not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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INVESTOR CONTACTS:		MEDIA CONTACT:
David Whitehouse	Gregory Lundberg	Brigid Smith
SVP & Treasurer	Director, Investor Relations	AVP Corporate Communications
(203) 614-5708	(203) 614-5044	(203) 614-5042
david.whitehouse@ftr.com	greg.lundberg@ftr.com	brigid.smith@ftr.com

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TABLES TO FOLLOW

Frontier Communications Corporation
Consolidated Financial Data

	For the quarter ended		For the nine months ended
	September 30,		September 30,
(Amounts in thousands, except per share amounts)	2010	2009	2010	2009

Income Statement Data
Revenue	$1,402,968	$526,816	$2,438,954	$1,596,914

Network access expenses	134,132	54,549	240,814	174,436
Other operating expenses	616,364	192,948	999,038	585,906
Depreciation and amortization	339,894	103,123	540,917	373,499
Acquisition and integration costs (1)	78,533	3,706	125,867	14,457
Total operating expenses	1,168,923	354,326	1,906,636	1,148,298

Operating income	234,045	172,490	532,318	448,616
Investment and other income, net (2)	2,604	5,855	19,891	18,720
Interest expense	166,607	96,578	354,362	283,997
Income before income taxes	70,042	81,767	197,847	183,339
Income tax expense	40,358	29,021	88,752	65,328
Net income (1)	29,684	52,746	109,095	118,011
Less: Income attributable to the noncontrolling interest in a partnership	689	587	2,414	1,631
Net income attributable to common shareholders of Frontier (1)	$28,995	$52,159	$106,681	$116,380

Weighted average shares outstanding	988,945	310,101	581,869	309,990

Basic net income per share attributable to
common shareholders of Frontier (1) (3)	$0.03	$0.17	$0.18	$0.37

Other Financial Data
Capital expenditures - Business operations	$159,010	$54,136	$252,360	$161,893
Capital expenditures - Integration activities	15,583	-	77,936	2,607
Operating cash flow, as adjusted (4)	671,482	287,667	1,230,984	863,941
Free cash flow (4)	339,064	120,353	625,314	367,187
Dividends paid	186,336	78,091	343,042	234,275
Dividend payout ratio (5)	55%	65%	55%	64%

(1)
Includes acquisition and integration costs of $78.5 million ($49.1 million or $0.05 per share after tax) and $125.9 million ($78.7 million or $0.13 per share after tax) for the quarter and nine months ended September 30, 2010, respectively. Basic net income per share attributable to common shareholders of Frontier, as adjusted to exclude acquisition and integration costs, was $0.08 per share and $0.31 per share for the quarter and nine months ended September 30, 2010, respectively.

(2)	Includes gain on debt repurchases of $4.1 million and $7.8 million for the quarter and nine months ended September 30, 2009, respectively.
(3) Calculated based on weighted average shares outstanding.
(4)	A reconciliation to the most comparable GAAP measure is presented in Schedules A and B at the end of these tables.
(5)	Represents dividends paid divided by free cash flow, as defined in Schedule A.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended			For the nine months ended
	September 30,			September 30,
(Amounts in thousands)	2010	2009		2010	2009

Selected Income Statement Data
Revenue
Local and long distance services	$693,517	$236,005	(1)	$1,140,379	$717,169	(1)
Data and internet services	452,549	160,564	(1)	782,266	478,288	(1)
Switched access and subsidy	162,008	91,237		331,079	268,729
Directory services	27,314	26,459		76,265	81,375
Other	67,580	12,551	(1)	108,965	51,353	(1)
Total revenue	1,402,968	526,816		2,438,954	1,596,914

Expenses
Network access expenses	134,132	54,549		240,814	174,436
Other operating expenses (2)	616,364	192,948		999,038	585,906
Depreciation and amortization	339,894	103,123		540,917	373,499
Acquisition and integration costs	78,533	3,706		125,867	14,457
Total operating expenses	1,168,923	354,326		1,906,636	1,148,298

Operating Income	$234,045	$172,490		$532,318	$448,616

Other Financial Data
Revenue:
Residential	$630,294	$223,354		$1,071,624	$681,400
Business	610,666	212,225		1,036,251	646,785
Total customer revenue	1,240,960	435,579		2,107,875	1,328,185
Regulatory (Switched access and subsidy)	162,008	91,237		331,079	268,729
Total revenue	$1,402,968	$526,816		$2,438,954	$1,596,914

(1)	Reflects the inclusion of Long distance services revenue of $42.4 million and $124.3 million in Local and long distance services revenue for the quarter and nine months ended September 30, 2009, respectively. Reflects the reclassification of wireless data revenue of $0.6 million and $1.4 million from Other revenue to Data and internet services revenue for the quarter and nine months ended September 30, 2009, respectively.

(2)	Includes pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $20.2 million and $8.4 million for the quarters ended September 30, 2010 and 2009, respectively, and $34.9 million and $24.8 million for the nine months ended September 30, 2010 and 2009, respectively. Includes severance and early retirement costs of $7.0 million for the quarter ended September 30, 2010, and $7.7 million and $2.6 million for the nine months ended September 30, 2010 and 2009, respectively.

Frontier Communications Corporation
Consolidated Financial and Operating Data

	For the quarter ended		For the nine months ended
	September 30,		September 30,
(Amounts in thousands, except operating data)	2010	2009	2010	2009

Other Financial and Operating Data

Access lines:
Residential	3,735,162	1,374,822	3,735,162	1,374,822
Business	2,140,284	776,886	2,140,284	776,886
Total access lines	5,875,446	2,151,708	5,875,446	2,151,708

Residential customer metrics:
Customers	3,538,097	1,277,066	3,538,097	1,277,066
Revenue	$630,294	$223,354	$1,071,624	$681,400
Products per residential customer (1)	2.26	2.48	2.26	2.48
Average monthly residential revenue per customer - Frontier Legacy	$61.03	$57.68	$60.17	$57.66
- Total Company	$58.36
Percent of customers on price protection plans
- Frontier Legacy	57.6%	51.0%	57.6%	51.0%

Customer monthly churn - Frontier Legacy	1.39%	1.55%	1.38%	1.48%
- Total Company	1.88%

Business customer metrics:
Customers	380,982	145,931	380,982	145,931
Revenue	$610,666	$212,225	$1,036,251	$646,785
Average monthly business revenue per customer
- Frontier Legacy	$513.41	$483.27	$511.04	$482.60
- Total Company	$533.02

Other data:
Employees	14,758	5,466	14,758	5,466
High-Speed Internet (HSI) subscribers	1,692,858	621,331	1,692,858	621,331
Video subscribers	515,641	164,535	515,641	164,535
Switched access minutes of use (in millions)	5,346	2,172	9,444	6,761
Average monthly total revenue per access line
- Frontier Legacy	$83.89	$80.91	$83.18	$80.54
- Total Company	$78.67
Average monthly customer revenue per access line
- Frontier Legacy	$70.60	$66.90	$69.74	$66.99
- Total Company	$69.58

(1)
Products per residential customer: primary residential voice line, HSI and video products have a value of 1. Long distance, Frontier Peace of Mind, second lines, feature packages and dial-up have a value of 0.5.

Frontier Communications Corporation
Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$351,065	$358,693
Accounts receivable, net	568,914	190,745
Other current assets	216,270	130,642
Total current assets	1,136,249	680,080

Restricted cash	187,400	-
Property, plant and equipment, net	7,575,800	3,133,521

Other assets - principally goodwill	9,095,489	3,064,654
Total assets	$17,994,938	$6,878,255

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$79,987	$7,236
Accounts payable and other current liabilities	1,247,912	385,441
Total current liabilities	1,327,899	392,677

Deferred income taxes and other liabilities	3,151,457	1,352,379
Long-term debt	8,181,603	4,794,129
Equity	5,333,979	339,070
Total liabilities and equity	$17,994,938	$6,878,255

Frontier Communications Corporation
Consolidated Cash Flow Data

(Amounts in thousands)

	For the nine months ended September 30,
	2010	2009

Cash flows provided by (used in) operating activities:
Net income	$ 109,095	$ 118,011
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization expense	540,917	373,499
Stock based compensation expense	9,930	6,974
Pension/OPEB costs	24,224	24,802
Gain on extinguishment of debt	-	(7,755)
Other non-cash adjustments	5,866	1,293
Deferred income taxes	10,092	11,097
Change in accounts receivable	(13,356)	17,409
Change in accounts payable and other liabilities	166,398	(53,481)
Change in other current assets	33,004	(1,228)
Net cash provided by operating activities	886,170	490,621

Cash flows provided from (used by) investing activities:
Cash transferred to escrow	(115,000)	-
Capital expenditures - Business operations	(252,360)	(161,893)
Capital expenditures - Integration activities	(77,936)	(2,607)
Cash paid for Spinco acquisition, net	(82,560)	-
Other assets purchased and distributions received, net	(1,728)	951
Net cash used by investing activities	(529,584)	(163,549)

Cash flows provided from (used by) financing activities:
Long-term debt borrowings	-	538,830
Long-term debt payments	(6,286)	(355,915)
Financing costs paid	(12,431)	(1,021)
Issuance of common stock	-	680
Dividends paid	(343,042)	(234,275)
Repayment of customer advances for construction and
distributions to noncontrolling interests	(2,455)	(2,843)
Net cash used by financing activities	(364,214)	(54,544)

Increase (decrease) in cash and cash equivalents	(7,628)	272,528
Cash and cash equivalents at January 1,	358,693	163,627

Cash and cash equivalents at September 30,	$ 351,065	$ 436,155

Cash paid during the period for:
Interest	$ 299,158	$ 295,577
Income taxes	$ 4,042	$ 59,953

					Schedule A

Reconciliation of Non-GAAP Financial Measures

		For the quarter ended September 30,		For the nine months ended September 30,
	(Amounts in thousands)	2010	2009	2010	2009

	Net Income to Free Cash Flow;
	Net Cash Provided by Operating Activities

	Net income	$29,684	$52,746	$109,095	$118,011

	Add back:
	Depreciation and amortization	339,894	103,123	540,917	373,499
	Income tax expense	40,358	29,021	88,752	65,328
	Acquisition and integration costs	78,533	3,706	125,867	14,457
	Pension/OPEB costs (non-cash) (1)	12,065	8,348	24,224	24,802
	Stock based compensation	4,702	2,413	9,930	6,974

	Subtract:
	Cash paid for income taxes	4,847	19,495	4,042	59,953
	Other income, net (2)	2,315	5,373	17,069	14,038
	Capital expenditures - Business operations (3)	159,010	54,136	252,360	161,893
	Free cash flow	339,064	120,353	625,314	367,187

	Add back:
	Deferred income taxes	3,856	2,778	10,092	11,097
	Non-cash (gains)/losses, net	26,056	9,665	40,020	25,314
	Other income, net (2)	2,315	5,373	17,069	14,038
	Cash paid for income taxes	4,847	19,495	4,042	59,953
	Capital expenditures - Business operations (3)	159,010	54,136	252,360	161,893

	Subtract:
	Changes in current assets and liabilities	(169,110)	8,021	(186,046)	37,300
	Income tax expense	40,358	29,021	88,752	65,328
	Acquisition and integration costs	78,533	3,706	125,867	14,457
	Pension/OPEB costs (non-cash) (1)	12,065	8,348	24,224	24,802
	Stock based compensation	4,702	2,413	9,930	6,974
	Net cash provided by operating activities	$568,600	$160,291	$886,170	$490,621

(1)
Includes pension and other postretirement benefit (OPEB) expense of $22.2 million and $10.0 million, less amounts capitalized into the cost of capital expenditures of $2.0 million and $1.6 million, for the quarters ended September 30, 2010 and 2009, respectively, and pension/OPEB expense of $40.3 million and $30.3 million, less amounts capitalized into the cost of capital expenditures of $5.4 million and $5.5 million, for the nine months ended September 30, 2010 and 2009, respectively. Amounts for the quarter and nine months ended September 30, 2010 have also been reduced by $8.1 million and $10.7 million, respectively, for cash pension contributions.

(2)	Includes gain on debt repurchases of $4.1 million and $7.8 million for the quarter and nine months ended September 30, 2009, respectively.
(3)	Excludes capital expenditures for integration activities.

										Schedule B
	Reconciliation of Non-GAAP Financial Measures

		For the quarter ended September 30, 2010					For the quarter ended September 30, 2009
	(Amounts in thousands)
			Acquisition		Severance			Acquisition
			and	Non-cash	and Early			and	Non-cash
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Adjusted

	Operating Income	$234,045	$(78,533)	$(12,065)	$(6,945)	$331,588	$172,490	$(3,706)	$(8,348)	$184,544

	Add back:
	Depreciation and
	amortization	339,894	-	-	-	339,894	103,123	-	-	103,123
	Operating cash flow	$573,939	$(78,533)	$(12,065)	$(6,945)	$671,482	$275,613	$(3,706)	$(8,348)	$287,667

	Revenue	$1,402,968				$1,402,968	$526,816			$526,816

	Operating income margin
	(Operating income divided
	by revenue)	16.7%				23.6%	32.7%			35.0%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	40.9%				47.9%	52.3%			54.6%

		For the nine months ended September 30, 2010					For the nine months ended September 30, 2009

			Acquisition		Severance			Acquisition		Severance
			and	Non-cash	and Early			and	Non-cash	and Early
	Operating Cash Flow and	As	Integration	Pension/OPEB	Retirement	As	As	Integration	Pension/OPEB	Retirement	As
	Operating Cash Flow Margin	Reported	Costs	Costs (1)	Costs	Adjusted	Reported	Costs	Costs (1)	Costs	Adjusted

	Operating Income	$532,318	$(125,867)	$(24,224)	$(7,658)	$690,067	$448,616	$(14,457)	$(24,802)	$(2,567)	$490,442

	Add back:
	Depreciation and
	amortization	540,917	-	-	-	540,917	373,499	-	-	-	373,499
	Operating cash flow	$1,073,235	$(125,867)	$(24,224)	$(7,658)	$1,230,984	$822,115	$(14,457)	$(24,802)	$(2,567)	$863,941

	Revenue	$2,438,954				$2,438,954	$1,596,914				$1,596,914

	Operating income margin
	(Operating income divided
	by revenue)	21.8%				28.3%	28.1%				30.7%

	Operating cash flow margin
	(Operating cash flow divided
	by revenue)	44.0%				50.5%	51.5%				54.1%

(1)
Includes pension and other postretirement benefit (OPEB) expense of $22.2 million and $10.0 million, less amounts capitalized into the cost of capital expenditures of $2.0 million and $1.6 million, for the quarters ended September 30, 2010 and 2009, respectively, and pension/OPEB expense of $40.3 million and $30.3 million, less amounts capitalized into the cost of capital expenditures of $5.4 million and $5.5 million, for the nine months ended September 30, 2010 and 2009, respectively. Amounts for the quarter and nine months ended September 30, 2010 have also been reduced by $8.1 million and $10.7 million, respectively, for cash pension contributions.

Schedule C

Principal Payments due on Long-Term Debt Obligations for 2010 through 2015
Comparison of Debt Obligations Measured as of June 30, 2010 and September 30, 2010
including Debt Assumed in the Verizon Transaction
(in Millions of $)

Note:
Increase in debt obligations as of September 30, 2010 results from the $500.0 million aggregate principal amount of 7.875% Senior Notes due 2015 that were assumed by Frontier in the Verizon transaction.